Exhibit 99.1

PREIT Acknowledges Receipt of NYSE Continued Listing Standard Notice

PHILADELPHIA – February 10, 2022 – PREIT (NYSE: PEI) announced today that on February 4, 2022 it received formal notice from the New York Stock Exchange (the “NYSE”) of non-compliance (the “NYSE Notice”) with the NYSE’s continued listing standards, which require common stock to maintain a minimum average closing price of $1.00 per share over a consecutive 30-trading day period.

PREIT intends to regain compliance with the NYSE’s listing standards and as required by the NYSE, to respond to the NYSE within ten business days of its receipt of the NYSE Notice with respect to its intent to cure the deficiency. Under the NYSE’s rules, PREIT has a period of six months from the date of the NYSE Notice to regain compliance with the minimum share price criteria by bringing its share price and 30-trading day average share price above $1.00. Alternatively, PREIT can regain compliance at any time during the six-month cure period if its common shares have a closing price of at least $1.00 per share on the last trading day of any calendar month during the cure period and an average closing price of at least $1.00 per share over the 30-trading day period ending on the last trading day of that month.

Under the NYSE rules, unless the NYSE determines to take accelerated delisting action, PREIT’s common shares will continue to be listed and traded on the NYSE during the cure period outlined above, subject to its compliance with other continued listing requirements. The current non-compliance with the NYSE listing standards does not affect PREIT’s ongoing business operations or its U.S. Securities and Exchange Commission reporting requirements, nor does it trigger any violation of its material debt obligations. PREIT is considering all available options to regain compliance with the NYSE’s continued listing standards, which may include a reverse stock split. Failure to satisfy the conditions of the cure period or to maintain other listing requirements could lead to a delisting.

About PREIT

PREIT (NYSE:PEI) is a publicly traded real estate investment trust that owns and manages innovative properties developed to be thoughtful, community-centric hubs. PREIT’s robust portfolio of carefully curated, ever-evolving properties generates success for its tenants and meaningful impact for the communities it serves by keenly focusing on five core areas of established and emerging opportunity: multi-family & hotel, health & tech, retail, essentials & grocery and experiential. Located primarily in densely-populated regions, PREIT is a top operator of high quality, purposeful places that serve as one-stop destinations for customers to shop, dine, play and stay. Additional information is available at www.preit.com or on Twitter, Instagram or LinkedIn.

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Forward Looking Statements

This press release contains certain forward-looking statements that can be identified by the use of words such as “anticipate,” “believe,” “estimate,” “expect,” “project,” “intend,” “may” or similar expressions. Forward-looking statements relate to expectations, beliefs, projections, future plans, strategies, anticipated events, trends and other matters that are not historical facts. These forward-looking statements reflect our current expectations and assumptions regarding our business, the economy and other future events and conditions and are based on currently available financial, economic and competitive data and our current business plans. Actual results could vary materially depending on risks, uncertainties and changes in circumstances that may affect our operations, markets, services, prices and other factors as discussed in the Risk Factors section of our other filings with the Securities and Exchange Commission. While we believe our assumptions are reasonable, we caution you against relying on any forward-looking statements as it is very difficult to predict the impact of known factors, and it is impossible for us to anticipate all factors that could affect our actual results. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, the effectiveness of strategies we may employ to address our liquidity and capital resources in the future, our ability to achieve our forecasted revenue and pro forma leverage ratio and generate free cash flow to further reduce our indebtedness; our ability to manage our business through the impacts of the COVID-19 pandemic, a weakening of global economic and financial conditions, changes in governmental regulations and related compliance and litigation costs and the other factors listed in our SEC filings. Additionally, our business might be materially and adversely affected by changes in the retail and real estate industries, including bankruptcies, consolidation and store closings, particularly among anchor tenants; current economic conditions, including consumer confidence and spending levels and supply chain challenges and the impact of the COVID-19 pandemic and the public health and governmental response as well as the corresponding effects on tenant business performance, prospects, solvency and leasing decisions; our inability to collect rent due to the bankruptcy or insolvency of tenants or otherwise; our ability to maintain and increase property occupancy, sales and rental rates; increases in operating costs that cannot be passed on to tenants; the effects of online shopping and other uses of technology on our retail tenants; risks related to our development and redevelopment activities, including delays, cost overruns and our inability to reach projected occupancy or rental rates; social unrest and acts of vandalism and violence at malls, including our properties, or at other similar spaces, and the potential effect on traffic and sales; the frequency, severity and impact of extreme weather events at or near our properties; our ability to sell properties that we seek to dispose of or our ability to obtain prices we seek; our substantial debt and the liquidation preference of our preferred shares and our high leverage ratio and our ability to remain in compliance with our financial covenants under our debt facilities; our ability to refinance our existing indebtedness when it matures, on favorable terms or at all; our ability to raise capital, including through sales of properties or interests in properties and through the issuance of equity or equity-related securities if market conditions are favorable; and potential dilution from any capital raising transactions or other equity issuances.

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Additional factors that might cause future events, achievements or results to differ materially from those expressed or implied by our forward-looking statements include those discussed herein, and in the sections entitled “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2020. We do not intend to update or revise any forward-looking statements to reflect new information, future events or otherwise.

PREIT Contact:

Heather Crowell

EVP, Strategy and Communications

(215) 454-1241

heather.crowell@preit.com

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